Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Oxbridge Re Holdings Limited

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares	457	(g)	8,230,700	(1)	$7.50	(2)	$61,730,250	0.00015310	$9,451

	Total Offering Amounts								$61,730,250		$9,451

	Total Fees Previously Paid										—

	Total Fee Offsets										—

	Net Fee Due										$9,451

(1)	The amount registered consists of up to 8,230,700 ordinary shares of Oxbridge issuable upon the exercise of outstanding warrants with an exercise price of $7.50 per share. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of ordinary shares as may become issuable to prevent dilution resulting from share splits, share dividends and similar events.

(2)	The proposed maximum offering price per share reflects the exercise price of the warrants.